EXHIBIT 99.1

BOSTON PRIVATE APPOINTS LUIS A. UBIÑAS TO ITS
BOARD OF DIRECTORS

BOSTON, MASS. - (SEPTEMBER 12, 2017) - Boston Private Financial Holdings, Inc. [NASDAQ: BPFH] today announced the appointment of Luis A. Ubiñas to its Board of Directors as of September 11, 2017. Mr. Ubiñas was also elected to the Board of Boston Private Bank & Trust Company, a wholly-owned banking subsidiary of the Company.

“Luis has an exceptional track record of success in both the philanthropic and private sectors, and has terrific experience serving as a board member for both public and private companies,” said Clayton G. Deutsch, Chief Executive Officer of Boston Private. “He is a proven strategic thinker, change agent and developer of organizations. He also has sophisticated public company governance experience. In addition, Luis has deep experience in the marketing and media arenas, which will help the Board guide us as we implement digital transformation within our Company. We are extremely pleased to welcome him to the Boston Private boards. We look forward to his contributions and guidance as we continue to execute on our strategy in key markets across the U.S.”

Mr. Ubiñas served as president of the Ford Foundation from 2008 through 2013, leading a broad-based restructuring of the organization that included a strategic resetting of its programs, reinvestment of over 80% of the endowment and a rebuilding of facilities and systems. Prior to joining the Ford Foundation, he was a Director at McKinsey & Company, leading the firm’s media practice on the West Coast. He is currently President of the Board of Trustees of the Pan American Development Foundation, and serves on several multilateral, governmental and nonprofit boards and advisory committees, including the Advisory Board of the United Nations Fund for International Partnerships, and the New York Public Library and Statue of Liberty-Ellis Island Foundation boards. In the private sector, Luis serves on the boards of Electronic Arts, CommerceHub, GFR Media and Shorelight Education.

Mr. Ubiñas is a graduate of Harvard College, where he graduated magna cum laude and was named a Truman Scholar, and Harvard Business School, where he was a Baker Scholar, graduating with highest honors. He is a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

Boston Private Financial Holdings, Inc.
Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management, Trust, and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, Florida, and Wisconsin. The Company has total assets of approximately $8 billion, and manages over $29 billion of client assets.

The Company's affiliates serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)

For more information about BPFH, visit the Company's website at www.bostonprivate.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, and prospects for growth. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company's control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company's actual results could differ materially from those projected in the forward-looking statements due to many factors including changes in assumptions used in making such forward-looking statements, and the other risks and uncertainties detailed in the Company's Annual Report on Form 10-K and updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Media Contact:
Steve Brownell
(617) 912-4402
sbrownell@bostonprivate.com

Investor Contact:
Adam Bromley
(617) 912-4386
abromley@bostonprivate.com

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